Smart Balance Announces 2007 Fourth-Quarter and Full-Year Results

•	Fourth-quarter net sales $50.7 million, up 26.3% on operating basis (1)— up 30.6% excluding product placement fees

•	Fourth-quarter net loss $15.4 million, includes non-cash charges of $16.1 million

•	Full-year operating income $2.4 million on an operating basis(1), includes non-cash charges of $27.8 million

•	2008 Outlook -Targeted 30% growth in net sales on operating basis(1)

Paramus, N.J. (March 14, 2008) – Smart Balance Inc. (NasdaqGM: SMBL) today announced its results for the fourth quarter and twelve months ended December 31, 2007. For the fourth quarter of 2007, the Company reported net sales of $50.7 million and a net loss of $15.4 million, including $16.1 million for after-tax impact of non-cash items, primarily due to $18.5 million of costs pertaining to the release of performance based shares from escrow, partially offset by a $5.0 million non-cash gain on derivative liability.

The Company also completed part of the recapitalization of its balance sheet with the redemption of all its outstanding public warrants associated with the original initial public offering. The redemption generated $76.5 million in cash, of which approximately $40 million was used to pay down debt in the quarter.

“I am pleased with the progress we made in the seven months since acquiring the business,” said Stephen B. Hughes, Smart Balance Chairman and CEO. “Net sales grew 26.3% for the fourth quarter and 27.8% for the year, on an operating basis, compared to last year. Excluding product placement costs, which will benefit results in the future, net sales were up over 30% in the fourth quarter versus last year.

“We made excellent progress on the sell-in of our ‘Plus Six’ grocery distribution initiative. I am encouraged by the widespread customer acceptance of this program and expect a significant expansion in our range of products on the shelf by the end of June 2008,” remarked Hughes. “Looking at operating basis results for the year, operating income before non-cash expenses grew 26% versus last year.”

(1)     In addition to its GAAP results, the Company has provided operating basis results to explain year-over-year changes. The operating results basis should not be viewed in isolation or as a substitute for GAAP results. A reconciliation of operating basis results to GAAP results is provided for in the accompanying tables

2007 GAAP Results

The Company indicated that its reported GAAP financial statements include the results of its acquisition of GFA Brands, Inc. since the date of acquisition on May 21, 2007. Because there were no operations prior to the acquisition, prior periods are not comparable. The Company has provided results on an operating basis following the GAAP results. The operating basis results should not be viewed in isolation or as a substitute for reported GAAP results. A reconciliation of operating basis results to GAAP results is provided for in the accompanying tables.

Fourth Quarter — Net sales were $50.7 million for the fourth quarter. Fourth quarter operating loss was $17.4 million, which included $21.4 million of non-cash charges. Fourth quarter net loss was $15.4 million, which included $16.1 million of non-cash charges, after applicable taxes. Net loss for the fourth quarter of 2007 was $1.41 on a per share basis. See tables below for the non-cash items affecting operating loss, net loss and for net loss on a per share basis.

Full-year 2007 — Net sales were $111.0 million, which reflected operations after the May 21, 2007 acquisition. Full-year operating loss was $11.4 million, which included $27.8 million of non-cash charges. Full-year net loss was $64.5 million, which included $70.5 million of non-cash charges, after applicable taxes. Net loss for 2007 was $4.12 on a per share basis. See table below for the items affecting operating loss, net loss and for net loss on a per share basis.

Items Affecting GAAP Operating Loss — 2007

$ in Millions	Fourth Quarter	Full Year
Operating Loss	(17.4)	(11.4)
Non-cash charges affecting Operating Loss:
FAS 123R Stock Option Expense	(1.9)	(6.7)
Depreciation & Amortization	(1.0)	(2.6)
Performance Based Shares	(18.5)	(18.5)
	(21.4)	(27.8)

Items Affecting GAAP Net Loss — 2007

$ in Millions	Fourth Quarter	Full Year
Net Loss	(15.4)	(64.5)
Non-cash charges affecting Net Loss:
FAS 123R Stock Option Expense	(1.2)	(4.0)
Depreciation & Amortization	(1.4)	(2.4)
Performance Based Shares	(18.5)	(18.5)
Gain (loss) on Derivative Liability	5.0	(45.6)
	(16.1)	(70.5)

Net Loss Per Share — 2007

$ Per Share - basic and diluted	Fourth Quarter	Full Year
Net Loss	(0.45)	(2.61)
Less: Unpaid dividends on cumulative preferred stock	0.96	1.51
Net Loss available for common shares	(1.41)	(4.12)

2007 Operating Basis Results

The following discussion of operating basis results includes the operating results of Smart Balance Inc. from the date of its acquisition of GFA Brands, Inc. on May 21, 2007 and the operating results of GFA Brands prior to the acquisition. Management believes that this presentation provides more useful information because it reflects the performance of the operating entity in both the current and prior periods presented. The operating basis results should not be viewed in isolation or as a substitute for reported GAAP results. A reconciliation of operating basis results to GAAP results is provided in the accompanying tables.

Fourth Quarter — Net sales increased 26.4% to $50.7 million in 2007, from $40.1 million in 2006, due to higher prices in most categories and increased volume from higher consumer demand for Smart Balance® spreads, peanut butter, cooking oil, and mayonnaise, partially offset by timing of introductory trade and promotion costs. Excluding product placement fees, net sales increased 30.6%. Market shares for spreads, peanut butter, cooking oil, and mayonnaise all increased versus the prior year. Gains in volume were slightly offset by lower volume in microwave popcorn primarily due to category contraction. Within the quarter, October reflected carryover volume weakness that resulted from the absence of third quarter marketing spending due to debt covenant restrictions and the transition to a new sales agency. In the second half of the fourth quarter, volume picked up as a result of increased consumer marketing support, with November registering the highest volume month ever recorded in cases sold. Pricing was higher on most items in the fourth quarter reflecting the cumulative effect of increases during 2007.

Gross profit increased 20.6% to $23.4 million in 2007 from $19.4 million in 2006 due primarily to higher sales volume. Gross profit as a percent of net sales decreased to 46.2% in 2007 from 48.4% in 2006, as higher input costs were only partially offset by selling price increases. Input costs increased in all major commodities used in the company’s products, notably in oils (e.g. soybean, palm fruit, and canola).

Operating income declined $23.1 million to a $17.4 million loss in 2007 from a $5.7 million gain in 2006 as the gain at gross profit was more than offset by increased general and administrative expenses, marketing investments, and selling costs. General and administrative expenses increased $18.9 million primarily due to the non-cash expenses of $18.5 million related to the release of performance based shares from escrow, $1.9 million in FAS 123R Stock Option expense, and $1.0 million for depreciation and amortization. Excluding these non-cash charges, operating income declined $1.8 million to $4.0 million in 2007 from $5.8 million in 2006.

Full-year 2007 — Net sales increased 27.7% to $175.5 million in 2007 from $137.4 million in 2006, due to higher volumes and higher prices in most categories. The increase in volume was due to higher consumer demand for Smart Balance® spreads, peanut butter, cooking oil, and mayonnaise and distribution gains for Smart Balance® items introduced in the prior year, notably peanut butter, cooking oil, and mayonnaise. Gains in volume were slightly offset by lower volume in microwave popcorn primarily due to category contraction. Market shares for spreads, peanut butter, cooking oil, and mayonnaise all increased versus the prior year. Pricing increased on most items as input costs continued to rise throughout 2007. In the spreads category, the Company announced average price increases for March and August, 2007, of approximately 8% and 7%, respectively. There were no announced price increases in 2006.

Gross profit increased 24.4% to $84.1 million in 2007 from $67.6 million in 2006 due primarily to higher sales volume. Gross profit as a percentage of net sales decreased to 47.9% in 2007 from 49.2% in 2006, as higher input costs were only partially offset by selling price increases. Input costs increased in all major commodities used in the Company’s products, notably in oils (e.g. soybean, palm fruit, and canola). Oils costs continued to rise throughout the year.

Operating income declined $21.4 million to $2.4 million in 2007 from $23.8 million in 2006 as the gain at gross profit was more than offset by increased general and administrative expenses, selling costs, and marketing investments. General and administrative expenses increased $29.3 million primarily due to non-cash expenses of $18.5 million expense related to the release of performance based shares from escrow, $6.7 million in FAS 123R Stock Option expense, and $2.6 million for depreciation and amortization. Excluding these non-cash charges, operating income increased $6.3 million to $30.2 million in 2007 from $23.9 million in 2006.

2008 Outlook

Smart Balance’s outlook for 2008 reflects continued growth in net sales on an operating basis in line with its long-term target of approximately 30% through both volume and pricing growth. Three innovations developed in 2007 will be expanding in 2008: extra virgin olive oil spreads, omega-3 enhanced spreads and 50/50 butter blend. These new products have created a catalyst for our “Plus Six” distribution initiative. Pricing will reflect the prior year increases as well as the announced price increase on most spreads in February, 2008. Gross profit as a percent of net sales will be lower in 2008 versus 2007 as pricing actions are expected to continue to trail rising input costs, notably oils used in the majority of Smart Balance’s products. Marketing and infrastructure investments are expected to increase in order to support growth. In March 2008, the Company paid down an additional $30 million in debt and expects to continue to pay down debt as appropriate. The Company also expects to continue to meet all covenants related to long-term debt.

FORWARD-LOOKING STATEMENTS

Statements made in this press release that are not historical facts, including statements about the Company’s plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may include use of the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. Forward-looking statements speak only as of the date they are made, and, except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations, changes in financial condition, changes in general economic or business conditions, changes in estimates, expectations or assumptions, or circumstances or events arising after the issuance of this press release. Actual results may differ materially from such forward-looking statements for a number of reasons, including those risks and uncertainties set forth in the Company’s filings with the SEC and the Company’s ability to:

•	raise prices as fast as commodity costs increase;

•	introduce and expand distribution of new products;

•	meet marketing and infrastructure needs;

•	meet long-term debt covenants; and

•	continue to grow net sales.

About Smart Balance Inc.

Smart Balance Inc. (NasdaqGM: SMBL) is committed to providing superior tasting heart healthier alternatives in every category it enters by avoiding trans fats naturally, balancing fats and/or reducing saturated fats, total fat and cholesterol. The company’s products include Smart Balance® Buttery Spreads, Milk, Butter Blend Sticks, Cream Cheese, Peanut Butter, Microwave Popcorn, Cooking Oil, Mayonnaise, Non-Stick Cooking Spray and Cheese. Smart Balance Inc. is one of the five fastest growing food companies in the United States, according to Nielsen sales figures. For more information about products and the Smart Balance™ Food Plan, visit http://www.smartbalance.com.

###

Media Contact:	Investor Contact:
Linda Percefull	John Mintz
TBC Public Relations	Smart Balance Inc.
Lpercefull@tbc.us	investor@smartbalance.com
847-438-1834	201-568-9300

SMART BALANCE, INC. AND SUBSIDIARY
Consolidated Statements of Operations

	Three months ended December 31, 2007	Three months ended December 31, 2006	Twelve months ended December 31, 2007	Twelve months ended December 31, 2006
Net sales	$50,665,641	$--	$111,038,295	$--
Cost of goods sold	27,232,228	--	58,715,013	--

Gross profit	23,433,413	--	52,323,282	--
Operating expenses:
Selling, general and administrative	40,819,963	827,042	63,773,174	1,924,602

Total operating expenses	40,819,963	827,042	63,773,174	1,924,602

Operating loss	(17,386,550)	(827,042)	(11,449,892)	(1,924,602)
Other income (expense):
Interest income	143,904	1,098,769	2,449,614	4,220,026
Interest expense	(3,655,465)	--	(9,677,881)	--
(Loss) gain income on derivative liability	4,976,728	(11,229,539)	(45,556,198)	(15,266,445)
Other expense	(1,159,981)	--	(1,019,608)	--

Total other income (expense)	305,186	(10,130,770)	(53,804,073)	(11,046,419)

Loss before income taxes	(17,081,364)	(10,957,812)	(65,253,965)	(12,971,021)
(Benefit) provision for income taxes	(1,654,748)	97,612	(705,897)	808,140

Net loss	$(15,426,616)	$(11,055,424)	$(64,548,068)	$(13,779,161)

Less: Unpaid dividends on cumulative preferred stock	$33,096,545	$--	$37,159,012	$--

Net loss available for common shares	$(48,523,161)	$(11,055,424)	$101,707,080)	$(13,779,161)

Net loss per share - basic and diluted	$(1.41)	$(0.77)	$(4.12)	$(0.96)

Weighted average shares outstanding - basic and diluted	34,433,180	14,355,945	24,667,344	14,355,945

Smart Balance, Inc.

Reconciliation of Operating Basis to GAAP Basis

In 2007, the GAAP operating loss includes certain expenses (non-cash) related to the release of performance based shares from escrow, FAS 123R stock option expense and amortization that did not exist for GFA in prior periods. In order to provide a more meaningful comparison of operating performance with prior periods, we have removed those items from the 2007 operating basis results set forth below. Furthermore, in 2006 and 2005, operating loss for the parent company consisted largely of formation costs and other expenses incurred in seeking and evaluating potential business combinations. We have added these expenses back to the operating basis results below, as GFA incurred its own operating expenses for these periods, and the inclusion of the parent company’s expenses prior to the date of acquisition, which consisted primarily of formation expenses, make it difficult to compare operating results period to period. With the information set forth below, management and stockholders would be better able to determine whether or not sales, gross profit or operating income of the acquired business have improved in 2007 compared with prior periods. The operating basis results provided below are intended to assist the reader in comparing the operating performance of the GFA business we acquired, for the periods before and after the acquisition. However, they do not indicate what actual consolidated results would have been had we acquired GFA on January 1, 2005.

The operating basis results should not be viewed in isolation or as a substitution for GAAP results.

	GAAP Basis	Operating Basis
	As reported Form 10-K	(1) Add GFA Results Prior to the Acquisition	(2) Add Adjustments	Operating Basis	2007 vs 2006 Increase (decrease) $	2007 vs 2006 Increase (decrease) %
Three Months Ended December 31, 2007
Net Sales	50,665,641	--	--	50,665,641	10,547,876	26.29%
Operating Income	(17,386,550)	--	--	(17,386,550)	(23,132,153)	-402.61%
Three Months Ended December 31, 2006
Net Sales	--	40,117,765	--	40,117,765
Operating Income	(827,042)	5,745,603	827,042	5,745,603
Twelve Months Ended December 31, 2007
Net Sales	111,038,295	64,406,415	117,311	175,562,021	38,157,866	27.77%
Operating Income	(11,449,892)	12,697,997	1,152,317	2,400,422	(21,446,634)	–89.93%
Twelve Months Ended December 31, 2006
Net Sales	--	137,404,155	--	137,404,155
Operating Income	(1,924,602)	23,847,056	1,924,602	23,847,056

(1)     To add GFA results for the entire reporting period as necessary

(2)      To remove Smart Balance, Inc. (parent company) pre-acquisition expenses from the results prior to the acquisition date, May 21, 2007. Parent company expenses incurred beginning May 21, 2007 remain included in operating basis results

(3)      adjustment due to reclass of Damaged Goods Sales in Q3 which included ytd Q2 amounts

Smart Balance, Inc.

Operating Basis Results

(in 000's)	Three Months Ended December 31, 2007	Three Months Ended December 30, 2006	Twelve Months Ended December 31, 2007	Twelve Months Ended December 31, 2006
Net Sales	$50,666	$40,118	$175,562	$137,404
Cost of Goods Sold	27,232	20,722	91,436	69,853

Gross Profit	23,433	19,395	84,126	67,551
Gross Margins	46.3%	48.3%	47.9%	49.2%
Marketing	11,738	4,939	25,670	21,548
Selling	5,686	4,220	18,592	14,001
G&A	23,395	4,491	37,463	8,154

Total SG&A	40,820	13,650	81,726	43,704
Operating Income (Loss)	(17,387)	5,746	2,400	23,847
% of Net Sales	-34.3%	14.3%	1.4%	17.4%
Operating Income includes the following non-cash items:
FAS 123R Stock Options	1,912	--	6,689	--
Performance Based Shares Release	18,456	--	18,456	--
Depreciation	42	7	121	26
Amortization	1,022	--	2,504	--

	21,432	7	27,770	26
Operating Income net of non-cash items:	4,045	5,752	30,171	23,873
% of Net Sales	8.0%	14.3%	17.2%	17.4%

The Company indicated that its reported GAAP financial statements include the results of its acquisition of GFA Brands, Inc. since the date of acquisition on May 21, 2007. Because there were no operations prior to the acquisition, prior periods are not comparable. The Company has provided results on an operating basis following the GAAP results. The operating basis results should not be viewed in isolation or as a substitute for reported GAAP results.

SMART BALANCE, INC. AND SUBSIDIARY

Consolidated Balance Sheets

	December 31, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$37,648,754	$569,142
Investments held in trust - restricted	--	101,073,611
Accounts receivable, net of allowance of $228,871	11,733,117	--
Accounts receivable - other	799,470	141,260
Inventories	7,202,198	--
Prepaid taxes	6,517,833	--
Prepaid expenses and other assets	1,454,866	354,077
Deferred tax asset	1,079,509	555,283

Total current assets	66,435,747	102,693,373

Property and equipment, net	1,805,331	--
Other assets:
Goodwill	374,885,923	--
Intangible assets, net	159,645,634	--
Deferred costs, net	3,519,412	3,589,990
Other assets	74,975	800

Total other assets	538,125,944	3,590,790

Total assets	$606,367,022	$106,284,163

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued expenses	$20,355,419	$4,798,884
Advances from stockholders	--	206,276
Income taxes payable	1,035,149	--
Deferred underwriting fees	--	3,573,035
Derivative liability	--	32,284,925

Total current liabilities	21,390,568	40,863,120

Deferred interest income	--	432,623
Long term debt	119,504,174	--
Deferred tax liability	53,293,528	--

Total liabilities	194,188,270	41,295,743

Commitment and contingencies
Common stock, subject to possible conversion, 2,550,892 shares
at conversion value	--	19,661,116
Stockholders' equity
Series A Convertible Preferred stock, $.0001 par value,
50,000,000 shares authorized; 15,388,889 issued and
outstanding, liquidation preference, $ 175,659,013
(converted on January 3, 2008)	175,659,013	--
Common stock, $.0001 par value, 250,000,000 shares
authorized; 43,113,863 (2007) and 15,951,050 (2006)
issued and outstanding (including 2,550,892 shares
subject
to conversion at December 31, 2006)	4,311	1,595
Additional paid in capital	315,479,759	59,741,972
Retained deficit	(78,964,331)	(14,416,263)

Total stockholders' equity	412,178,752	45,327,304

Total liabilities and stockholders' equity	$606,367,022	$106,284,163